                                EXHIBIT 99.B1a


                           ARTICLES OF INCORPORATION
                                      OF
                           SM&R CAPITAL FUNDS, INC.


                                   ARTICLE I
      The undersigned, Gregory S. Garrison, whose post office address is One Moody Plaza, 14th Floor, Galveston, Texas 77550 and who is of full legal age, does hereby declare that he is an incorporator intending to form a corporation under and by virtue of the Maryland General Corporation Law authorizing the formation of corporations.

                                  ARTICLE II

The name of the Corporation is SM&R CAPITAL FUNDS, INC.

                                  ARTICLE III
                              Purposes and Powers

      The purpose for which the Corporation is formed and its objects, rights, power and privileges are:

      (1) To conduct and carry on the business of an open-end, management type investment company registered under the Investment Company Act of 1940 (as amended and together with any successor act thereto and all rules, regulations and orders thereunder, referred to as the " '40 Act") and to have and exercise any and all rights and powers necessary and appropriate to the conduct of such business or incidental thereto;

      (2) To subscribe for, or otherwise acquire, purchase, pledge, sell, assign, transfer, exchange, distribute or otherwise dispose of, and generally deal in and hold all forms of securities and other investments, including, but not limited to, stocks (preferred and common), notes, bonds, debentures, script, warrants, participation certificates, bankers acceptances, futures, options of all types on securities and futures, mortgages, commercial paper, choses in action, evidences of indebtedness and other obligations of every kind and description, precious metals and contracts and rights to acquire or dispose of precious metals, and in connection therewith to hold part or all of its assets in cash or cash equivalents or money market instruments;

      (3) To continuously issue and sell shares of its own capital stock (all without the vote or consent of the stockholders of the Corporation) in such amounts and on such terms and conditions, for such purposes and for such amount or kind of consideration now or hereafter permitted by the Maryland General Corporation Law, or any act amendatory thereof, supplemental thereto, or in substitution therefor (the "Maryland General Corporation Law"), and by the Articles of Incorporation of the Corporation, as its Board of Directors may determine;

      (4) To redeem, purchase or otherwise acquire, hold, dispose of, resell, transfer, reissue, retire or cancel (all without the vote or consent of the stockholders of the Corporation) shares of its capital stock, in any manner and to the extent now or hereafter permitted by the Maryland General Corporation Law and by the Articles of Incorporation of the Corporation;

      (5) To borrow or raise money for any purpose of the Corporation and from time to time to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable and nonnegotiable instruments and evidences of indebtedness, and to pledge, hypothecate and borrow upon the credit of the assets of the Corporation;

      (6) To take all such action as shall be desirable and necessary to cause its shares to be licensed or registered for sale under the laws of the United States and in any state, country, city or other municipality of the United States, the territories thereof, the District of Columbia or in any foreign country and in any town, city or subdivision thereof;

      (7) To make contracts and generally to do any and all acts and things necessary or desirable in furtherance of any of the corporate purposes or designed to protect, preserve and/or enhance the value of the corporate assets, all to the extent permitted to business corporations authorized under the laws of the State of Maryland, as now or may in the future be authorized by said laws;

      (8) To do all and everything necessary, suitable and proper for the accomplishment of any of the purposes, objects or powers hereinbefore set forth to the same extent and as fully as a natural person might or could do, in any part of the world and either alone or in association or partnership with other corporations, firms or individuals;

      (9) To have all the rights, powers and privileges now or hereafter conferred by the laws of the State of Maryland upon a corporation organized under the Maryland General Corporation Law; and

      (10) To do any and all such further acts or things and to exercise any and all such further powers or rights as may be necessary, incidental, relative, conducive, appropriate or desirable for the accomplishment, carrying out or attainment of all or any of the foregoing purposes, objects or powers.

      The foregoing clauses are and shall be regarded as independent and separate, and the enumeration in any such clause of any specific objectives and/or powers shall not be construed as limiting or restricting in any way the general objectives and powers stated in any other clause; nor shall any of the objectives and/or powers stated above, except when otherwise expressly provided, be in any way limited or restricted by reference to, or inference from, the terms of any other clause of these Articles of Incorporation.

                                  ARTICLE IV
                      Principal Office and Resident Agent

      The post office address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 32 South Street, Baltimore, Maryland 21202. The resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, a corporation of the State of Maryland, whose post office address is 32 South Street, Baltimore, Maryland 21202.

                                   ARTICLE V
                                 Capital Stock

      (1) The total number of shares of stock which the Corporation initially shall have authority to issue is Two Hundred Million (200,000,000) shares of common stock, par value of $0.01 each, such shares to be classified as "Common Stock", and to be of the aggregate par value of Two Million Dollars ($2,000,000.00). Unless otherwise prohibited by law, so long as the Corporation is registered as an open-end investment company under the '40 Act, the total number of shares which the Corporation is authorized to issue may be increased or decreased by the Board of Directors in accordance with the applicable provisions of the Maryland General Corporation Law.

      (2) The Corporation is authorized to issue its Common Shares in two or more series or two or more classes, and, subject to the requirements of the '40 Act, the different series or classes of

Common Shares shall be established and designated, and relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as between the different series or classes of Common Shares shall be fixed and determined by the Board of Directors; provided that the Board of Directors shall not classify or reclassify any of such Common Stock into any class or series of stock which is prior to any other class or series of Common Shares then outstanding with respect to rights upon the liquidation, dissolution or winding up of the affairs of, or upon any distribution of the general assets of the Corporation, except that there may be variations so fixed and determined between series or classes of Common Shares as to investment objective, purchase price, right of redemption, special rights as to dividends and on liquidation with respect to assets belonging to a particular series or class of Common Shares, voting powers and conversion rights. All references to Common Shares in these Articles shall be deemed to be to shares of any or all series and classes as the context may require.

      The following is a description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the series designed as the "Government Income Fund Series" (of which there are initially 100,000,000 authorized shares), the "Reserve Asset Fund Series" (of which there are initially 50,000,000 shares authorized) and any additional class or series of Common Shares of the Corporation (unless provided otherwise by the Board of Directors with respect to any such additional class or series at the time of establishing and designating such additional class or series).

            (a) The number of authorized Common Shares and the number of Common Shares of each series or of each class that may be issued shall be in such number as may be determined by the Board of Directors. The Directors may classify or reclassify any unissued Common Shares or any Common Shares previously issued and reacquired of any series or class into one or more series or into one or more classes that may be established and designated from time to time. The Directors may hold as treasury shares (of the same or some other series or class), reissue for such consideration and on such terms as they may determine, or cancel any Common Shares of any series or any class reacquired by the Corporation at their discretion from time to time.

            (b) All consideration received by the Corporation for the issue or sale of Common Shares of a particular series or class, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that series or class for all purposes, subject only to the rights of creditors of that series or class, and shall be so recorded upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that series or class for all purposes, subject only to the rights of creditors of that series or class, and shall be so recorded upon the books of account of the Corporation. Such considerations, assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof and any asset derived from any reinvestment of such proceeds in whatever form shall be referred to in these Articles of Incorporation as "assets belonging to" or "belonging to" such series or class. In the event that there are any assets, income, earnings, profits and proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular series or class, the Directors shall allocate them among, and they shall then belong to, any one or more of the series or classes established and designated from time to time in such manner and on such basis as they, in their sole discretion, deem fair and equitable. Each such allocation by the

      Corporation shall be conclusive and binding upon the stockholders of all series or classes for all purposes. The Directors shall have full discretion, to the extent not inconsistent with the '40 Act, and the Maryland General Corporation Law to determine which items shall be treated as income and which items shall be treated as capital; and each such determination and allocation shall be conclusive and binding upon the stockholders.

            (c) The assets belonging to each particular series or class shall be charged with the liabilities of the Corporation attributable to that series or class and all expenses, costs, charges and reserves attributable to that series or class. Any general liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as belonging to any particular series or class shall be allocated and charged by the Directors to and among any one or more of the series or classes established and designated from time to time in such manner and on such basis as the Directors in their sole discretion deem fair and equitable. Each allocation of liabilities, expenses, costs, charges and reserves by the Directors shall be conclusive and binding upon the stockholders of all series or classes for all purposes.

            (d) Dividends and distributions on Common Shares of a particular series or class may be paid with such frequency as the Directors may determine, pursuant to a standing resolution or resolutions adopted only once or with such frequency as the Board of Directors may determine, to the holders of Common Shares of that series or class, from such income and capital gains, accrued or realized, or from the assets belonging to that series or class, as the Directors may determine, after providing for actual and accrued liabilities belonging to that series or class. All dividends and distributions on Common Shares of a particular series or class shall be distributed pro-rata to the holders of that series or class in proportion to the number of Common Shares of that series or class held by such holders at the date and time of record established for the payment of such dividends or distributions, except that in connection with any dividend or distribution program or procedure, the Board of Directors may determine that no dividend or distribution, shall be payable on shares as to which the stockholder's purchase order or payment has not been received by the time or times established by the Board of Directors under such program or procedure.

            The Corporation intends to have each separate series or class qualify as a "regulated investment company" under the Internal Revenue Code of 1986, or any successor comparable statute thereto, and regulations promulgated thereunder. Inasmuch as the computation of net income and gains for Federal income tax purposes may vary from the computation thereof on the books of the Corporation, the Board of Directors shall have the power, in its sole discretion, to distribute in any fiscal year as dividends, including dividends designated in whole or in part as capital gains distributions, amounts sufficient, in the opinion of the Board of Directors, to enable the respective series or classes to qualify as regulated investment companies and to avoid liability of such series or class for Federal income tax for such fiscal year. However, nothing in the foregoing shall limit the authority of the Board of Directors to make distributions greater than or less than the amount necessary to qualify the series or classes as regulated investment companies and to avoid liability of such series or classes for such tax.

            Dividends and distributions may be made in cash, property or additional shares of the same or another class or series, or a combination thereof, as determined by the Board of Directors or pursuant to any program that the Board of Directors may have in effect at the time for the election by each stockholder of the mode of the making of such dividend or distribution to that stockholder. Any such dividend or distribution paid in shares will be paid at the net asset value thereof as defined in the '40 Act and as determined by the Board of Directors of the Corporation ("Net Asset Value").

            (e) Each holder of any series or class of stock of the Corporation who surrenders his certificate in good delivery form to the Corporation, or, if the shares in question are not represented by certificates, who delivers to the Corporation a written request in good order signed by the shareholder, shall be entitled to exchange the shares of the series or class in question for shares of stock of any other series or class of the Corporation or another open-end, management type investment company on the basis determined by the Corporation's Board of Directors and as provided in the Corporation's current prospectus. Upon any exchange taking place in the Corporation, proper transfer shall be made between the assets belonging to the various series or classes of stock involved. The Board of Directors may impose such conditions on a holder's right to exchange and limit this privilege to shares which have been held for such reasonable period as the directors may determine.

            (f) In the event of the liquidation or dissolution of the Corporation or of a particular class or series, the stockholders of each class or series that has been established and designated and is being liquidated shall be entitled to receive, as a class or series, when and as declared by the Board of Directors, the excess of the assets belonging to that class or series over the liabilities belonging to that class or series. The holders of shares of any particular class or series shall not be entitled thereby to any distribution upon liquidation of any other class or series. The assets so distributable to the stockholders of any particular class or series shall be distributed among such stockholders in proportion to the number of shares of that class or series held by them and recorded on the books of the Corporation. The liquidation of any particular class or series in which there are shares then outstanding may be authorized by vote of a majority of the Board of Directors then in office, subject to the approval of a majority of the outstanding securities of that class or series, as defined in the '40 Act, and without the vote of the holders of any other class or series. The liquidation or dissolution of a particular class or series may be accomplished in whole or in part, by the transfer of assets of such class or series to another class or series or by the exchange of shares of such class or series for the shares of another class or series.

            (g) On each matter submitted to a vote of the stockholders, each holder of a share shall be entitled to one vote for each share standing in his name on the books of the Corporation on a date reasonably determined by the Board of Directors of the Corporation, irrespective of the class or series thereof, and all shares of all classes or series shall vote as a single class or series ("Single Class Voting"); provided, however, that (i) as to any matter with respect to which a separate vote of any class or series is required by the '40 Act, or by the Maryland General Corporation Law, such requirement as to a separate vote by that class or series shall apply in lieu of Single Class Voting as described above; (ii) in the event that the separate vote requirements referred to in (i) above apply with respect to one or more classes or series, then, subject to (iii) below, the shares of all other classes or series shall vote as a single class or series; and
      (iii) as to any matter which does not affect the interest of particular class or series, only the holders of shares of the one or more affected classes or series shall be entitled to vote.

            (h) The establishment and designation of any series or class of common Shares shall be effective upon the adoption by a majority of the then Directors of a resolution setting forth such establishment and designation and the relative rights and preferences of such series or class, or as otherwise provided in such instrument and the filing with the proper authority of the State of Maryland of Articles Supplementary setting forth such establishment and designation and relative rights and preferences.

      (3) The Corporation shall, upon due presentation of a share or shares of stock for redemption, redeem such share or shares of stock at a redemption price prescribed by the Board of Directors in accordance with applicable laws and regulations; provided that in no event shall such price be less than the applicable Net Asset Value per share of such class or series, less such redemption charge as is determined by the Board of Directors, which redemption charge shall be in accordance with the Maryland General Corporation Law and the '40 Act. To the extent permitted by the '40 Act and Maryland General Corporation Law, the Corporation may redeem shares of Common Stock of any series or class not offered for redemption held by any shareholder whose shares have a value less than such minimum amount as may be fixed by the Board of Directors (the "Minimum Required Investment"). The Corporation shall pay the redemption price in cash or in kind in such manner as is consistent with and not in contravention of '40 Act. Redemption prices shall be paid exclusively out of the assets of the series whose shares are being redeemed.

      Notwithstanding the foregoing, the Corporation may postpone payment of the redemption price and may suspend the right of the holders of shares of any class or series to require the Corporation to redeem shares of that class or series during any period or at any time when and to the extent permissible under the '40 Act.

      The Net Asset Value of a share of any class or series of Common Stock of the Corporation shall be determined in accordance with applicable laws and regulations and under the supervision of such persons and at such time or times as shall from time to time be prescribed by the Board of Directors.

      (4) The Corporation may issue, sell, redeem, repurchase and otherwise deal in and with shares of its stock in fractional denominations and such fractional denominations shall, for all purposes be shares of common stock having proportionately to the respective fractions represented thereby all the rights of whole shares, including without limitation, the right to vote, the right to receive dividends, and the right to participate upon liquidation of the Corporation; provided that the issue of shares in fractional denominations shall be limited to such transactions and be made upon such terms as may be fixed by or under authority of the By-Laws.

      (5) The Corporation shall not be obligated to issue certificates representing shares of any class or series unless it shall receive a written request therefor from the record holder thereof in accordance with procedures established in the By-Laws or by the Board of Directors.

      (6) The Board of Directors of the Corporation shall have the final decision upon questions concerning the method of computing Net Asset Value, valuation of assets, procedure in repurchase, and other matters in connection with placing in effect the offering price and repurchase of the Corporation's Common Stock.

                                  ARTICLES VI
                               Preemptive Rights

      No stockholder of the Corporation of any class or series, whether now or hereafter authorized, shall have any preemptive or preferential or other right of purchase of or subscription to any shares of any class or series of stock, or securities convertible into, exchangeable for or evidencing the right to purchase stock of any class or series whatever, whether or not the stock in question is of the same class or series as may be held by such stockholders, and whether now or hereafter authorized and whether issued for cash, property, services or otherwise, other than such, if any, as the Board of Directors in its discretion may from time to time fix.

                                 ARTICLES VII
                        Number and Powers of Directors

      (1) The number of directors of the Corporation shall be such number, not less than three

(3), as may be specified in or fixed in the manner prescribed by the By-Laws of the Corporation. Until a different number is fixed as provided by the By-Laws, the Corporation shall have seven (7) directors. Unless otherwise provided by the By-Laws of the Corporation, directors need not be stockholders thereof.

      (2) The names of the initial directors who shall act until the first annual meeting or until their successors are duly chosen and qualify are:

                        Samuel K. Finegan
                        Brent Ellis Masel, M.D.
                        Ross R. Moody
                        Andrew J. Mytelka
                        Edwin K. Nolan
                        Don B. Reynolds
                        Steven H. Stubbs

      (3) So long as permitted by Maryland law by the '40 Act, directors elected at a meeting of shareholders shall not have a specified term and shall serve until their successors are elected and qualified. Cumulative voting in the election of directors is prohibited.

      (4) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of capital stock, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such limitations as may be set forth in the Charter or the By-Laws of the Corporation or in the Maryland General Corporation Law or in the '40 Act.

      (5) Each Director and each officer of the Corporation shall be indemnified by the Corporation to the full extent permitted by the Maryland General Corporation Law and the By-Laws of the Corporation, as such Law and By-Laws may now or in the future may be in effect, subject only to such limitations as may be required by the '40 Act.

      (6) The Board of Directors of the Corporation may make, alter or repeal from time to time any of the By-Laws of the Corporation except any particular By-Law which is specified as not subject to alteration or repeal by the Board of Directors.

      (7) The Corporation may employ such custodian or custodians for the safekeeping of the property of the Corporation and of its shares, such dividend disbursing agent or agents, and such transfer agents or agents and registrar or registrars for its shares, and may make and perform such contracts for the aforesaid purposes as in the opinion of the Board of Directors of this Corporation may be reasonable, necessary or proper for the conduct of the affairs of the Corporation, and may pay the fees and disbursements of such custodians, dividend disbursing agents, transfer agents, and registrars out of the income and/or any other property of the Corporation. Notwithstanding any other provisions of these Articles of Incorporation or the By-Laws of the Corporation, the Board of Directors may cause any or all of the property of the Corporation to be transferred or to be acquired and held in the name of a custodian so appointed or in the name of any nominee or nominees of this Corporation or nominee or nominees of such custodian satisfactory to the said Board of Directors.

      (8) The Corporation may enter into a written contract or contracts with any person, including any firm, corporation, trust or association in which any officer, other employee, director or stockholder of this Corporation may be interested, providing for a delegation of the management of all or part of this Corporation's securities portfolio and also for the delegation of the performance of administrative corporate functions, subject always to the direction of the Board of Directors. The compensation payable by this Corporation under such contracts shall be such as is deemed fair and equitable to both parties by the said Board of Directors. Any such contracts shall in all respects be consistent with and subject to the requirements of the '40 Act.

                                 ARTICLE VIII
                               Stockholder Vote

      Notwithstanding any provisions of Maryland law requiring the affirmative vote of more than a majority of the votes of all classes or of any class of stock entitled to be cast, to take or authorize any action, the Corporation, if permitted by the '40 Act, may take or authorize any such action upon the concurrence of a majority of the aggregate number of the votes entitled to be cast thereon. Without intending any limitation of the foregoing sentence, such majority approval shall be sufficient, valid and effective, after due authorization, approval and/or other action by the Board of Directors, as required by law, to approve and authorize the following acts of the
Corporation:

                  (a)   the amendment of the Charter of the Corporation;

                  (b) the consolidation of the Corporation with one or more corporations to form a new consolidated corporation;

                  (c) the merger of the Corporation into another corporation or the merger of one or more other corporations into the Corporation;

                  (d) the sale, lease, exchange or other transfer of all, or substantially all, of the property and assets of the Corporation, including its goodwill and franchises;

                  (e) the participation by the Corporation in a share exchange (as defined by applicable Maryland laws) as the Corporation the stock of which is to be acquired;

                  (f) the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation.


                                  ARTICLE IX
                Limitation of Directors and Officers Liability

      The personal liability of the Corporation's directors and officers to the Corporation or to its stockholders shall be limited to the fullest extent permitted by the Maryland General Corporation Law now or hereafter in effect. In particular, but without limiting in any way the preceding sentence, directors and officers of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages arising out of any act or omission in their capacity as director or officer, except:

                  (1) To the extent that it is proved that a director or officer actually received an improper benefit or profit in money, property, or services, such director or officer shall be liable to the Corporation for the amount of the benefit or profit in money, property, or services actually received; or

                  (2) To the extent that a judgement or other final adjudication adverse to a director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.


                                   ARTICLE X
                              Perpetual Existence

      The duration of the Corporation shall be perpetual.



      IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge same to be my act on this 5th day of November, 1991.


                                          GREGORY S. GARRISON
                                          Gregory S. Garrison, Incorporator


WITNESS:

      JERRY L. ADAMS



STATE OF TEXAS

COUNTY OF GALVESTON

      This instrument was acknowledged before me on the 5th day of November, 1991, by Gregory S. Garrison.


                                          ALLYSON ADAME
                                          Notary Public in and for
                                          The State of Texas


                                          ALLYSON ADAME
                                          Printed or Typed Name of Notary


                                          My Commission Expires:

                                          JUNE 17, 1995